Exhibit 10.6

Confidential

February 10, 2020

Nathaniel Steven Lucas

*********

*********

Re:	Employment with iCIMS, Inc.

Dear Steve:

This letter sets forth the terms of your employment by iCIMS, Inc., a New Jersey corporation (as such company’s name may change from time to time and including such company’s successors and assigns, the “Company”). We are very excited about this opportunity and value the role that you can serve on our team going forward.

1. You will be the Chief Executive Officer (“CEO”) of the Company, reporting to the Board of Directors (the “Board”) of Cersei Topco, LLC, a Delaware limited liability company (“Topco”). In turn, all other employees of the Company will report either directly or indirectly to you. In this capacity, you will have the responsibilities and duties consistent with such position. The Company acknowledges and agrees that you will be permitted to serve (a) on the Board of Directors of NCR Corporation, a Maryland corporation, and (b) any additional boards of directors with the prior written approval of the Board in its sole discretion, in each case, during your employment with the Company, so long as such activity does not interfere or conflict with your duties hereunder, or create a potential business or fiduciary conflict.

In addition, during your employment with the Company you may (a) serve on civic or charitable boards or committees, including, without limitation, the Children’s Diabetes Foundation, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, in each case, so long as such activities to do not substantially interfere with your responsibilities and duties hereunder.

2. Your starting base salary will be $500,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review and potential increase annually (the “Base Salary”). Your Base Salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time, but no less frequently than monthly. Base Salary (including any increased Base Salary) shall not be reduced by the Company.

With respect to your bonus opportunities for each bonus period beginning on and after January 1, 2020, you will be eligible to receive a bonus of up to 60% of your Base Salary (the “Bonus”). The Bonus will be awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of predetermined thresholds, which may include, but are not limited to, management by objectives (“MBOs”) and financial targets such as revenue, recurring revenue, gross profit and/or EBITDA targets. In addition, you will be eligible each fiscal year for an additional bonus of up to 20% of your Base Salary, awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of “stretch” targets.

The bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board in its sole discretion, and communicated in writing (including by e-mail) to you from time to time. Any bonus earned for a fiscal year shall be paid within 30 days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements or at such times as are otherwise agreed by the Board. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year following the fiscal year in which such bonus was earned, subject, in each case, to your continued employment on the applicable payment date.

3. You also will be eligible to participate in regular health, dental and vision insurance plans and other employee benefit plans established by the Company applicable to executive-level employees from time to time, so long as they remain generally available to the Company’s executive-level employees.

4. Your position will be based in Holmdel, New Jersey; however, the Company acknowledges that you will continue to maintain your residence in the State of Colorado. Your duties may involve extensive domestic and international travel, including but not limited to, travel to and from the Company’s headquarters in Holmdel, New Jersey. You will travel to the Company’s Holmdel headquarters as reasonably necessary to fulfill your duties hereunder.

The Company will reimburse you for the reasonable cost of airfare for commercial flights between New Jersey and Denver, Colorado in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time; provided that you shall not be entitled to reimbursement for any chartered or private set travel without the prior written approval of the Board.

In addition, throughout the course of your employment, the Company will reimburse you for maintaining a residential dwelling and related utilities expenses in the Holmdel, New Jersey, area, in an amount not to exceed $3,000 per month in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.

5. In addition to the reimbursement for travel set forth in Section 4. you shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, travel, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures as in effect from time to time.

6. The Company shall pay, or you shall be reimbursed by the Company, for your reasonable and documented legal, tax, and accounting fees incurred in negotiating and drafting this employment agreement and other documents executed concurrently herewith, within ten (10) days after the agreement is signed by the parties in an amount not to exceed $10,000 in the aggregate

7. The Company and you agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute.

8. In the event that during or after your employment you are made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by you or the Company related to any contest or dispute between you and the Company or any of its affiliates with respect to this agreement or your employment hereunder, by reason of the fact that you are or were a director or officer of the Company or any affiliate of the Company, or are or were serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, you shall be indemnified and held harmless by the Company in accordance with the Company’s governing documents to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

During the course of your employment until the occurrence of a Sale of the Company (as such term is defined in the Amended and Restated Limited Liability Company Agreement of the Topco, dated as of September 12,2018 (as amended, modified, or supplemented from time to time)), the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to you on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

9. You must complete the following as a condition of your employment:

•

In consideration of and as a condition of employment, you must carefully consider and sign the Company’s standard “Employment and Restrictive Covenants Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•	So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

•

You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration by the American Arbitration Association. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 14 of Exhibit A.

10. We also wish to remind you that, as a condition of your employment, you are expected to abide by the Topco’s, the Company’s, and their direct and indirect subsidiaries’ written policies and procedures, which written policies and procedures may be amended from time to time, at the Company’s sole discretion and employees will be notified of any amendments to such policies and procedures.

11. Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason, with or without cause. Notwithstanding any provision to the contrary contained in Exhibit A, you may terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than four (4) weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period; provided that the Company pays your Base Salary that would otherwise be payable with respect to the Notice Period. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices. Notwithstanding the foregoing, you shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination.

12. If the Company terminates your employment without “Cause” (excluding termination for death or for Disability) or you voluntarily terminate your employment for a “Good Reason,” you will be entitled to receive a severance payment in the form of continued Base Salary for 12 months, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). Additionally, if your employment with the Company is terminated without “Cause” or you voluntarily terminate your employment for a “Good Reason,” you will be entitled to receive any earned but unpaid annual bonus for the fiscal year preceding the year in which such termination of employment occurs and a prorated portion of the annual bonus that you would have earned in respect of the fiscal year in which such termination of employment occurs (based on actual performance as determined by the Board in its reasonable discretion) based upon the portion of the year that you were employed (the “Termination Bonuses”), with any such prorated bonus payable to you when annual bonuses in respect of such year are paid to similarly situated executives generally (but in any event, no later than March 15th of the year following the year of termination of employment) and any bonus for the prior year payable to you at the same time as bonuses are paid to other senior executives. For purposes of this section and notwithstanding anything to the contrary in the iCIMS Severance Plan, “Cause,” “Disability” and “Good Reason” have the meanings set forth in Exhibit B attached hereto. The Company will not be required to pay any portion of the Severance Pay or Termination Bonuses unless (a) you execute and deliver to the Company a release agreement (“Release Agreement”) releasing from all liability (other than the payments and benefits contemplated by this letter, your rights to continued indemnity and D&O insurance, your rights as a unitholder of Topco and any other vested rights under employee benefit plans of the Company) the Company, each member of the Company, and any of their respective past or present officers, directors, managers, employees investors, agents or affiliates, including any equity buy-out investment fund managed or controlled by Vista Equity Partners, and any of such funds’ respective portfolio companies (collectively, “Vista”), and you do not revoke such Release Agreement during any applicable revocation period, (b) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of your termination of employment, and (c) you have not breached the provisions of Sections 4 through 10 and 16 of Exhibit A, the terms of this letter, any other agreement between you and the Company or the provisions of the Release Agreement. If the Release Agreement is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the Severance Pay shall be paid in accordance with the Company’s general payroll practices at the time of termination and commencing on the second regularly scheduled payroll date after the 60th day following your termination of employment. The first payment of Severance Pay shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. If your employment is terminated for any reason other than by the Company without Cause (excluding termination for death or for Disability) or by you voluntarily for a Good Reason, you shall not be entitled to the Severance Pay or Termination Bonuses.

13. You shall not make any statement that would libel, slander, defame or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees, independent contractors, or agents.

14. While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 11 of this letter and Section 3 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

15. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

16. This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, whether oral or written, between or among you and the Company with respect to the specific subject matter hereof.

17. In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

18. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect of federal, state or local taxes.

19. The intent of the parties is that payments and benefits under this letter be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service,” and (b) the date of your death, to the extent required under Code Section 409A. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

20. The effective date of employment under the terms of this offer is expected to be on or about March 2, 2020. If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me, not later than February 8, 2020. Should you have anything that you wish to discuss, please do not hesitate to contact Nadeem Syed at ****** or ******.

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Nadeem Syed
Nadeem Syed
Director

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ Nathaniel Steven Lucas
Nathaniel Steven Lucas

LIST OF EXHIBITS

Exhibit A: Employment and Restrictive Covenants Agreement

Exhibit B: Certain Definitions

EXHIBIT A

Employment and Restrictive Covenants Agreement

(attached)

EMPLOYMENT AND RESTRICTIVE COVENANTS AGREEMENT

This Employment and Restrictive Covenants Agreement (this “Agreement”) is made effective February 10, 2020 (the “Effective Date”), by and between iCIMS, Inc., a New Jersey corporation (together with its affiliates and related companies, hereafter referenced as “Company”) and Nathaniel Steven Lucas (hereafter referenced as “Employee”).

1.    PURPOSE. In connection with Employee’s employment by the Company (the “Employment”), Employee and the Company have entered into an employment agreement dated as of February 10, 2020 (the “Employment Agreement”), and Employee and the Company wish to set forth the terms and conditions under which Employee will be employed by the Company, and certain restrictions applicable to Employee as a result of the Employment with the Company. This Agreement is intended: to allow the parties to engage in the Employment, with the Company giving Employee access to the Company’s customers, employees, and Confidential Information (as that term is defined below); to protect the Company’s business, information, and relationships against unauthorized competition, solicitation, recruitment, use, or disclosure; and to clarify Employee’s legal rights and obligations.

2.    THE BUSINESS OF THE COMPANY. The Company is engaged in the business of investing and operating in software and technology-enabled businesses, including a continuous program of research, development, production and marketing (collectively the “Business” of the Company). Employee acknowledges that the Company has a legitimate interest in protecting its Confidential Information, trade secrets, customer relationships, customer goodwill, employee relationships, and the special investment and training given to Employee.

3.    “AT WILL” EMPLOYMENT OF EMPLOYEE. Employee shall perform such duties or responsibilities as outlined in Employee’s Employment Agreement with the Company. The Parties acknowledge that Employee’s employment by the Company at all times is and shall remain “at will,” and may be terminated by either Party at any time, with or without notice and with or without cause. Employee acknowledges that but for Employee’s execution of this Agreement, Employee would not be employed by the Company.

a.

Employee acknowledges that Employee’s duties shall entail Employee’s contact with the Company’s customers to whom Employee is introduced, to which Employee is assigned, whose accounts Employee shall oversee, or for which Employee otherwise is directly or indirectly responsible. Employee further acknowledges that Employee will be given the use of the Company’s Confidential Information. Employee acknowledges that the Company’s goodwill with its customers and customer prospects, as well as the Company’s Confidential Information, are among the most valuable assets of the Company’s Business. Accordingly, Employee hereby agrees, acknowledges, covenants, represents, and warrants that at all times during Employee’s employment with the Company, Employee will faithfully perform Employee’s duties with the utmost loyalty to the Company, and will owe a fiduciary duty and duty of loyalty to the Company. Employee agrees that during employment, Employee will do nothing disloyal or adverse to the Company or the Company’s Business, or that creates any conflict of interest with the Company or the Business of the Company. Employee will abide by the policies of the Company at all times during Employee’s employment, and acknowledges that the Company may unilaterally change its policies, practices, and procedures at any time, at the sole discretion of the Company. Employee understands and acknowledges that all equipment, communication devices, physical property, documents, information, data bases, furniture, accessories, premises, and any other items provided to Employee while employed by Company, shall at all times remain the sole property of the Company, and as such, Employee shall have no reasonable expectation of privacy when using such items.

b.

Employee acknowledges that Employee will be afforded an investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, suppliers, investors, joint venture partners, or other business relationships of the Company during the course of the Employment, and Employee’s position gives Employee a high level of influence or credibility with the Company’s customers, vendors, suppliers, or other business relationships. Employee understands and acknowledges that Employee will possess specialized skills, learning, abilities, customer contacts, or customer information by reason of working for the Company.

c.

Employee acknowledges that, through Employee’s employment with the Company, Employee may customarily and regularly solicit customers and/or prospective customers for the Company, and/or engage in making sales or obtaining orders or contracts for products or services.

d.

Employee understands that the Company has specifically instructed him/her to refrain from bringing to the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain, or have not been legally transferred or licensed to the Company, or that might constitute the confidential information or trade secrets of a prior employer. Employee agrees that when performing duties on behalf of the Company, he/she will not breach any invention assignment, proprietary information, confidentiality, noncompetition, nonsolicitation, or other similar agreement with any former employer or other party.

4.    DUTY OF LOYALTY. Employee understands that his/her employment and provision of services on behalf of the Company requires Employee’s undivided attention and effort. Accordingly, during Employee’s employment, Employee agrees that he/she will not, without the Company’s express prior written consent, (i) engage in any other business activity, unless such activity is for passive investment purposes not otherwise prohibited by this Agreement and will not require Employee to render any services (except for any such activities explicitly outlined in the Employment Agreement), (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Company, (iii) take steps, alone or with others, to engage in competition with the Company in the future, or (iv) appropriate for Employee’s own benefit business opportunities pertaining to the Company’s Business.

5.    INVENTIONS.

a.

Prior Inventions. Attached hereto as Schedule 1 is a complete and accurate list describing all Inventions (as defined below) that were conceived, discovered, created, invented, developed, and/or reduced to practice by Employee prior to the commencement of his/her Employment that have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”). If there are no such Prior Inventions, Employee shall initial Schedule 1 to indicate Employee has no Prior Inventions to disclose.

Employee acknowledges and agrees that if in the course of Employee’s employment, Employee incorporates or causes to be incorporated into a Company product, service, process, file, system, application or program a Prior Invention, Employee will grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable, and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell, or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application, or program.

b.

Disclosure and Assignment of Inventions. Employee agrees to promptly disclose to the Company in writing all Inventions (as defined below) that Employee conceives, develops and/or first reduces to practice or create, either alone or jointly with others, during the period of Employee’s Employment, and for a period of three months thereafter, whether or not in the course of Employee’s Employment. Employee further assigns and agrees to assign all of Employee’s rights, title, and interest in the Inventions to the Company. In the event that the Company is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the ownership and/or assignment of any Invention, Employee hereby irrevocably designates and appoints the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and stead to (i) execute, file, prosecute, register, and/or memorialize the assignment and/or ownership of any Invention; (ii) to execute and file any documentation required for such enforcement; and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, and/or ownership of, issuance of, and enforcement of any Inventions, all with the same legal force and effect as if executed by Employee.

Employee acknowledges that he/she is not entitled to use the Inventions for Employee’s own benefit or the benefit of anyone except the Company without written permission from the Company, and then only subject to the terms of such permission. Employee further agrees that Employee will communicate to the Company, as directed by the Company, any facts known to Employee and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect, the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Inventions to be clearly and exclusively held by the Company as directed by the Company.

For purposes of this Agreement, “Inventions” means, without limitation, any and all formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, internet site content, databases and compilations, documentation, and related items), patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists), and all applications and registrations and recordings, improvements, and licenses that (i) relate in any manner, whether at the time of conception, design, or reduction to practice, to the Company’s Business or its actual or demonstrably anticipated research or development; (ii) result from any work performed by Employee on behalf of the Company; or (iii) result from the use of the Company’s equipment, supplies, facilities, Confidential Information or Trade Secrets.

Employee recognizes that Inventions or proprietary information relating to Employee’s activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within three months after termination of Employee’s employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while Employee was employed by the Company. Accordingly, Employee agrees that such Inventions and proprietary information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during Employee’s employment with the Company and are to be assigned to the Company pursuant to this Agreement and applicable law unless and until Employee has established the contrary by clear and convincing evidence.

c.

Work for Hire. Employee acknowledges and agrees that any copyrightable works prepared by Employee within the scope of Employee’s employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company specially commissions from Employee while Employee is employed also shall be deemed a work made for hire under the Copyright Act and if for any reason such work cannot be so designated as a work made for hire, Employee agrees to and hereby assigns to the Company, as directed by the Company, all right, title, and interest in and to said work(s). Employee further agrees to and hereby grants the Company, as directed by the Company, a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable, and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display, or otherwise distribute any copyrightable works Employee creates during Employee’s Employment.

d.

Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and other intellectual property rights in any Inventions; and (ii) any and all Moral Rights (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under applicable judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

e.

Applicability to Past Activities. To the extent Employee has been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), Employee agrees that if and to the extent that, during the Prior Engagement Period: (i) Employee received access to any information from or on behalf of the Company that would have been proprietary information if Employee had received access to such information during the period of Employee’s Employment with the Company under this Agreement; or (ii) Employee conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed, or reduced to practice during the period of Employee’s Employment with the Company under this Agreement; then any such information shall be deemed proprietary information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice under this Agreement.

6.    NONDISCLOSURE AGREEMENT.

a.

Employee expressly agrees that, throughout the term of Employee’s Employment with the Company and at all times following the termination of Employee’s Employment from the Company, for so long as the information remains confidential, Employee will not use or disclose any

Confidential Information disclosed to Employee by the Company, other than for the purpose to carry out the Employment for the benefit of the Company (but in all cases preserving confidentiality by following the Company’s policies and obtaining appropriate non-disclosure agreements). Employee shall not, directly or indirectly, use or disclose any Confidential Information to third parties, nor fail to take reasonable measures to prevent the use or disclosure of Confidential Information by third parties. Employee agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information to prevent it from falling into the public domain or into the possession of any Competing Business or any persons other than those persons authorized under this Agreement to have such information for the benefit of the Company. Employee agrees to notify the Company in writing of any actual or suspected misuse, misappropriation, or unauthorized disclosure of Confidential Information that may come to Employee’s attention. Employee acknowledges that if Employee discloses or uses knowledge of the Company’s Confidential Information to gain an advantage for Employee, for any Competing Business, or for any other person or entity other than the Company, such an advantage so obtained would be unfair and detrimental to the Company. Without limiting the foregoing, after termination of Employee’s employment for any reason, Employee will not use in any manner or disclose any Confidential Information, except to the extent compelled by applicable law; provided that if Employee receives notice of any effort to compel disclosure of Confidential Information for any reason, Employee will promptly and in advance of disclosure notify the Company of such notice and fully cooperate with all lawful Company efforts (through its counsel or otherwise) to resist or limit such disclosure.

b.

Employee expressly agrees that Employee’s duty of non-use and non-disclosure shall continue indefinitely for any information of the Company that constitutes a Trade Secret under applicable law, so long as such information remains a Trade Secret.

c.

Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d.

Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

e.

Nothing in this agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Employee’s supervisor or anyone else affiliated with the Company to make any such reports or disclosures, and Employee is not required to notify Employee’s supervisor or anyone else affiliated with the Company that Employee has made such reports or disclosures.

7.    RETURN OF COMPANY PROPERTY AND MATERIALS. Any Confidential Information, trade secrets, materials, equipment, information, documents, electronic data, or other items that have been furnished by the Company to Employee in connection with the Employment are the exclusive property of the Company and shall be promptly returned to the Company by Employee, accompanied by all copies of such documentation, immediately when the Employment has been terminated or concluded, or otherwise upon the written request of the Company. Employee shall not retain any copies of any Company information or other property after the Employment ends, and shall cooperate with the Company to ensure that all copies, both written and electronic, are immediately returned to the Company. Employee shall cooperate with Company representatives and allow such representatives to oversee the process of erasing and/or permanently removing any such Confidential Information or other property of the Company from any computer, personal digital assistant, phone, or other electronic device, or any cloud-based storage account or other electronic medium owned or controlled by Employee.

8.    LIMITED NONCOMPETE AGREEMENT. Employee expressly agrees that Employee will not (either directly or indirectly, by assisting or acting in concert with others) Compete with the Company during the Restricted Period within the Restricted Territory.

9.    NONSOLICITATION OF CUSTOMERS/PROSPECTIVE CUSTOMERS. Employee expressly agrees that during the Restricted Period, Employee will not (either directly or indirectly, by assisting or acting in concert with others), on behalf of himself/herself or any other person, business, entity, including, but not limited to, on behalf of a Competing Business, call upon, solicit, or attempt to call upon or solicit any business from any Customer or Prospective Customer for the purpose of providing services substantially similar to the Services.

10.    NONRECRUITMENT OF EMPLOYEES. Employee expressly agrees that during the Restricted Period, Employee will not, on behalf of himself/herself or any other person, business, or entity (either directly or indirectly, by assisting or acting in concert with others), solicit, recruit, or encourage, or attempt to solicit, recruit, or encourage any of the Company’s employees, in an effort to hire such employees away from the Company, or to encourage any of the Company’s employees to leave employment with the Company to work for a Competing Business.

11.    REMEDIES; INDEMNIFICATION. Employee agrees that the obligations set forth in this Agreement are necessary and reasonable in order to protect the Company’s legitimate business interests and (without limiting the foregoing) that the obligations set forth in Paragraphs 8, 9, and 10 are necessary and reasonable to protect the Company’s legitimate business interests in protecting its Confidential Information, Trade Secrets, customer and employee relationships, and the goodwill associated therewith. Employee expressly agrees that due to the unique nature of the Company’s Confidential Information, and its relationships with its Customers and other employees, monetary damages would be inadequate to compensate the Company for any breach by Employee of the covenants and agreements set forth in this Agreement. Accordingly, Employee agrees and acknowledges that any such violation or threatened violation shall cause irreparable injury to the Company and that, in addition to any other remedies that may be available in law, in equity, or otherwise, the Company shall be entitled: (a) to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by Employee, without the necessity of proving actual damages; (b) to be indemnified by Employee from any loss or harm; and (c) to recover any costs or attorneys’ fees, arising out of or in connection with any breach by Employee or enforcement action relating to Employee’s obligations under this Agreement.

12.    INJUNCTIVE RELIEF; TOLLING. Notwithstanding the arbitration provisions contained herein, or anything else to the contrary in this Agreement, Employee understands that the violation of any restrictive covenants of this Agreement may result in irreparable and continuing damage to the Company for which monetary damages will not be sufficient, and agrees that Company will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under this Agreement, a temporary restraining order, preliminary injunction, or similar injunctive relief from a court of competent jurisdiction to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Paragraph shall not be construed to limit the obligation for either party to pursue arbitration. The Restricted Period as defined in this Agreement may be extended during the pendency of any litigation (including appeals) or arbitration proceeding, in order to give the Company the full protection of the restrictive covenants as described in this Agreement.

13.    DEFINITIONS. For all purposes throughout this Agreement, the terms defined below shall have the respective meanings specified in this section.

a.	“Customer” of the Company shall mean any business or entity with which Employee had Material Contact, for the purpose of providing Services, during the 12 months preceding Employee’s termination date.

b.

“Compete” shall mean to provide Competitive Services, whether Employee is acting on behalf of himself/herself, or in conjunction with or in concert with any other entity, person, or business, including activities performed while working for or on behalf of a Customer.

c.

“Competitive Services” shall mean the business or process of researching into, developing, manufacturing, distributing, selling, supplying, or otherwise dealing with (including, but not limited to, technical and product support, professional services, technical advice, and other customer services) talent acquisition, candidate relationship management, candidate communication, onboarding, offer letter management, through the development, distribution, marketing, licensing and sale of software and similar digital technologies related to such business, and any other services of the type or similar to the type provided, conducted, authorized, or offered by the Company or any predecessor within the two years prior to the termination of your employment.

d.

“Competing Business” shall mean any entity, including, but not limited to, any person, company, partnership, corporation, limited liability company, association, organization, or other entity that provides Competitive Services.

e.

“Confidential Information” shall mean sensitive business information having actual or potential value to the Company or its affiliates because it is not generally known to the general public or ascertainable by a Competing Business, and which has been disclosed to Employee, or of which Employee will become aware, as a consequence of the Employment with the Company, including any information related to: the Company’s investment strategies, management planning information, business plans, operational methods, market studies, marketing plans or strategies, patent information, business acquisition plans, past, current, and planned research and development, formulas, methods, patterns, processes, procedures, instructions, designs, inventions, operations, engineering, services, drawings, equipment, devices, technology, software systems, price lists, sales reports and records, sales books and manuals, code books, financial information and projections, personnel data, names of customers, customer lists and contact information, customer pricing and purchasing information, lists of targeted prospective customers, supplier lists, product/service and marketing data and programs, product/service plans, product development, advertising campaigns, new product designs or roll out, agreements with third parties, or any such similar information. Confidential Information shall also include the track record and investment performance of Vista Equity Partners and its affiliated investment funds, as well as any information disclosed to the Company by a third party (including, but not limited to, current or prospective customers) that the Company is obliged to treat as confidential. Confidential Information may be in written or non-written form, as well as information held on electronic media or networks, magnetic storage, cloud storage service, or other similar media. The Company has invested and will continue to invest extensive time, resources, talent, and effort to develop its Confidential Information, all of which generates goodwill for the Company. Employee acknowledges that the Company has taken reasonable and adequate steps to control access to the

Confidential Information and to prevent unauthorized disclosure, which could cause injury to the Company. Confidential Information does not include information (i) that was or becomes generally available to Employee on a non-confidential basis, if the source of this information was not reasonably known to Employee to be bound by a duty of confidentiality, or (ii) that was or becomes generally available to the public, other than as a result of any act or omission on Employee’s part. This definition shall not limit any broader definition of “confidential information” or any equivalent term under applicable state or federal law.

f.

“Material Contact” shall mean actual contact between Employee and a Customer with whom Employee dealt on behalf of the Company; or whose dealings with the Company were coordinated or supervised by Employee; or who received goods or services from the Company that resulted in payment of commissions or other compensation to Employee; or about whom Employee obtained Confidential Information because of Employee’s Employment with the Company; or whom employee contacted with the intent of establishing or strengthening a business or professional relationship for the Company.

g.

“Prospective Customer” shall mean any business or entity with whom Employee had Material Contact, for the purpose of attempting to sell or provide Services, and to whom Employee provided a bid, quote for Services, or other Confidential Information of the Company, during the 12 months preceding Employee’s termination date.

h.

“Restricted Period” shall mean the entire term of Employee’s employment with the Company and a two-year period immediately following the termination of Employee’s employment, unless otherwise delineated or described in the “end notes and exceptions” at the end of this Agreement.

i.

“Restricted Territory” shall mean the geographic area in which or with respect to which Employee provided or attempted to provide any Services or performed operations on behalf of the Company as of the date of termination or during the 12 months preceding Employee’s termination date.

j.

“Trade Secrets” shall mean the business information of the Company that is competitively sensitive and that qualifies for trade secrets protection under applicable trade secrets laws, including, but not limited to, the Defend Trade Secrets Act. This definition shall not limit any broader definition of “trade secret” or any equivalent term under any applicable local, state, or federal law.

k.	“Services” shall mean the types of work product, processes and work-related activities relating to the Business of the Company performed by Employee during the Employment.

14.    MANDATORY ARBITRATION CLAUSE; NO JURY TRIAL. A Party may bring an action in court to obtain a temporary restraining order, injunction, or other equitable relief available in response to any violation or threatened violation of the restrictive covenants set forth in this Agreement. Otherwise, Employee expressly agrees and acknowledges that the Company and Employee will utilize binding arbitration to resolve all disputes that may arise out of the employment context.

a.

Both the Company and Employee hereby agree that any claim, dispute, and/or controversy that Employee may have against the Company (or its owners, directors, officers, managers, employees, agents, insurers, and parties affiliated with its employee benefit and health plans), or that the Company may have against Employee, arising from, related to, or having any relationship or connection whatsoever to the Employment, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act (9 U.S.C. §§ 1, et seq.) in conformity with the Federal Rules of Civil Procedure. Included within the scope of this Agreement are all disputes including, but not limited to, any claims alleging employment discrimination, harassment, hostile environment, retaliation, whistleblower protection, wrongful discharge, constructive discharge, failure to grant leave, failure to reinstate, failure to accommodate, tortious conduct, breach of contract, and/or any other claims Employee may have against the Company for any exemption misclassification, unpaid wages, or overtime pay, benefits, payments, bonuses, commissions, vacation pay, leave pay, workforce reduction payments, costs, or expenses, emotional distress, pain and suffering, or other alleged damages arising out of the Employment or termination. Also included are any claims based on or arising under Title VII, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, Sarbanes-Oxley, all as amended, or any other state or federal law or regulation, equitable law, or otherwise relating in any way to the employment relationship.

b.

Nothing herein, however, shall prevent Employee from filing and pursuing proceedings before the United States Equal Employment Opportunity Commission or similar state agency (although if Employee chooses to pursue any type of claim for relief following the exhaustion of such administrative remedies, such claim would be subject to resolution under these mandatory arbitration provisions). In addition, nothing herein shall prevent Employee from filing an administrative claim for unemployment benefits or workers’ compensation benefits.

c.

In addition to any other requirements imposed by law, the arbitrator selected shall be a qualified individual mutually selected by the parties, and shall be subject to disqualification on the same grounds as would apply to a judge. All rules of pleading, all rules of evidence, all statutes of limitations, all rights to resolution of the dispute by means of motions for summary judgment, and judgment on the pleadings shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis

(including, but not limited to, notions of “just cause”) other than such controlling law. Likewise, all communications during or in connection with the arbitration proceedings are privileged. The arbitrator shall have the authority to award appropriate substantive relief under relevant laws, including the damages, costs, and attorneys’ fees that would be available under such laws.

d.

Employee’s initial share of the arbitration fee shall be in an amount equal to the filing fee as would be applicable in a court proceeding, or $100, whichever is less. Beyond the arbitration filing fee, Employer will bear all other fees, expenses, and charges of the arbitrator.

e.

Employee understands and agrees that all claims against the Company must be brought in Employee’s individual capacity and not as a plaintiff or class member in any purported class or representative proceeding. Employee understands that there is no right or authority for any dispute to be heard or arbitrated on a collective action basis, class action basis, as a private attorney general, or on bases involving claims or disputes brought in a representative capacity on behalf of the general public, on behalf of other Company employees (or any of them) or on behalf of other persons alleged to be similarly situated. Employee understands that there are no bench or jury trials and no class actions or representative actions permitted under this Agreement. The arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the arbitrator have the power to hear an arbitration as a class action, collective action, or representative action. The interpretation of this subsection shall be decided by a judge, not the arbitrator.

f.

Employee and Company agree that prior to the service of an arbitration demand, the parties shall negotiate in good faith for a period of 30 days in an effort to resolve any arbitrable dispute privately, amicably, and confidentially. To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by hand delivery or via overnight delivery service (in a manner that provides proof of receipt by respondent). The Demand shall be served before expiration of the applicable statute of limitations. The Demand shall describe the arbitrable dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person whom the claimant believes does or may have information relating to the dispute, including, without limitation, a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including, without limitation, a specific monetary amount, if the claimant seeks a monetary award of any kind. If respondent does not provide a written response to the Demand, all allegations will be considered denied. The parties shall confer in good faith to attempt to agree upon a suitable arbitrator, and if unable to do so, they will select an arbitrator from the American Arbitration Association’s employment arbitration panel for the area. The arbitrator shall allow limited discovery, as appropriate in his or her discretion. The arbitrator’s award shall include a written reasoned opinion.

g.

Employee understands, agrees, and consents to this binding arbitration provision, and Employee and the Company hereby each expressly waive the right to trial by jury of any claims arising out of Employment with the Company. By initialing below, Employee acknowledges that Employee has read, understands, agrees, and consents to the binding arbitration provision, including the class action waiver. Employee’s Initials: _________

15.    NOTICE OF VOLUNTARY TERMINATION OF EMPLOYMENT. Employee will abide by all terms set forth in his Employment Agreement as they pertain to any notice of voluntary termination of employment.

16.    NON-DISPARAGEMENT. Employee agrees to abide by his non-disparagement obligations set forth in Employee’s Employment Agreement.

17.    NOTIFICATION OF NEW EMPLOYER. Before Employee accepts Employment or enters into any consulting, independent contractor, or other professional or business engagement with any other person or entity while any of the provisions of Paragraph 8, 9, or 10 of this Agreement are in effect, Employee will provide such person or entity with written notice of the provisions of Paragraphs 8, 9, and/or 10 and will deliver a copy of that notice to the Company. While any of Paragraphs 8, 9, or 10 of this Agreement are in effect, Employee agrees that, upon the request of the Company, Employee will furnish the Company with the name and address of any new employer or entity for whom Employee provides contractor or consulting services, as well as the capacity in which Employee will be employed or otherwise engaged. Employee hereby consents to the Company’s notifying Employee’s new employer about Employee’s responsibilities, restrictions and obligations under this Agreement.

18.    NO RIGHTS GRANTED. Nothing in this Agreement shall be construed as granting to Employee any rights under any patent, copyright, or other intellectual property right of the Company, nor shall this Agreement grant Employee any rights in or to Confidential Information of the Company other than the limited right to review and use such Confidential Information solely for the purpose of participating in the Employment for the benefit of the Company.

19.    SUCCESSORS AND ASSIGNS. This Agreement will be binding upon Employee’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company and its successors, assigns, and licensees. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee; however, the Company may assign its rights hereunder without Employee’s consent, whether in connection with any sale, transfer, or other disposition of any or all of its business or assets or otherwise.

20.    SEVERABILITY AND REFORMATION. Employee and the Company agree that if any particular paragraphs, subparagraphs, phrases, words, or other portions of this Agreement are determined by an appropriate court, arbitrator, or other tribunal to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing maximum reasonable protection to the Company’s legitimate business interests. Such modification shall not affect the remaining provisions of this Agreement. If such provisions cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable. Paragraphs 6, 8, and 9 and each restrictive covenant within them are intended to be divisible and to be interpreted and applied separately and independently.

21.    ENTIRE AGREEMENT; AMENDMENT. This Agreement contains the entire agreement between the Parties relating to the subject matters contained herein. No term of this Agreement may be amended or modified unless made in writing and executed by both Employee and an authorized agent of the Company. This Agreement replaces and supersedes all prior representations, understandings, or agreements, written or oral, between Employee and the Company with regard to restrictive covenants, post-employment restrictions, and mandatory arbitration.

22.    WAIVER. Failure to fully enforce any provision of this Agreement by either party shall not constitute a waiver of any term hereof by such party; no waiver shall be recognized unless expressly made in writing, and executed by the party that allegedly made such waiver.

23.    CONSTRUCTION. The parties agree that this Agreement has been reviewed by each party, each party had an opportunity to make suggestions about the provisions of this Agreement, and each party had sufficient opportunity to obtain the advice of legal counsel on matters of contract interpretation, if desired. The parties agree that this Agreement shall not be construed or interpreted more harshly against one party merely because one party was the original drafter of this Agreement.

24.    COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same legally recognized instrument.

25.    THIRD-PARTY BENEFICIARIES. Employee specifically acknowledges and agrees that the direct and indirect subsidiaries, parents, owners, and affiliated companies of the Company are intended to be beneficiaries of this Agreement and shall have every right to enforce the terms and provisions of this Agreement in accordance with the provisions of this Agreement.

26.    NOTICES. Notices regarding this Agreement shall be sent via e-mail or to the mailing addresses of the parties as set forth in the signature block to this Agreement.

27.    GOVERNING LAW AND FORUM SELECTION. This Agreement shall be governed by and construed in accordance with the Federal Arbitration Act. Any non-arbitration-covered disputes shall be resolved under the substantive laws and in the jurisdiction of the state where Employee worked for the Company when the dispute arose.

28.    EMPLOYEE’S RIGHT TO CONSULT WITH COUNSEL. Employee acknowledges that Employee has been provided an opportunity, and has been made aware of Employee’s right, to consult with counsel of his or her choosing prior to signing this Agreement, including specifically (but without limitation) the LIMITED NONCOMPETE AGREEMENT set forth in Paragraph 8 of this Agreement.

29.    ENDNOTES AND EXCEPTIONS. Certain foregoing provisions of this Agreement are hereby modified in certain states as described in the following subparagraphs.

a.

Paragraph 6: The “Nondisclosure Agreement” shall apply not for the entire time period following Employee’s Employment, but rather shall apply only during the Restricted Period, in the following states: Arizona, Florida, Illinois, Indiana, New Jersey, Virginia and Wisconsin. Additionally, to the extent Paragraph 6.a of this Agreement applies in Wisconsin to Confidential Information that does not constitute a trade secret under applicable law, it shall apply only in geographic areas where the unauthorized disclosure or use of Confidential Information would be competitively damaging to the Company.

b.

Paragraph 8: The “Limited Noncompete Agreement” at Paragraph 8 of this Agreement does not apply to North Dakota employees doing business in North Dakota, and does not apply to Oklahoma employees doing business in Oklahoma. With respect to Washington employees doing business in Washington, in consideration of the post-employment restriction, and only if the Company elects to enforce such restriction, the Company will pay Employee sufficient monetary consideration as appropriate under the circumstances and as required by law. With respect to Massachusetts employees doing business in Massachusetts, (i) it shall apply only during the term of Employee’s employment with the Company and the one-year period immediately following the termination of Employee’s employment; (ii) it shall not apply at all if Employee was laid off from work or terminated without cause; (iii) Employee shall have a right to consult with counsel before executing this Agreement; and (iv) in consideration of the post-employment restriction, and only if the Company elects to enforce such restriction, the Company will pay Employee sufficient monetary consideration as appropriate under the circumstances.

c.

Paragraph 9: The “Nonsolicitation of Customers/Prospective Customers” provision shall apply not to any Prospective Customer, but rather shall apply only to any Customer, in the following states: Illinois, Maryland, Massachusetts, Missouri, Nebraska, New Hampshire, New Jersey, North Carolina, Oklahoma, and Wisconsin. Additionally, in Wisconsin, Paragraph 9 of this Agreement shall not apply to “attempts.” Additionally, the Nonsolicitation of Customers/Prospective Customers provision at Paragraph 9 of this Agreement does not apply to North Dakota employees doing business in North Dakota.

d.

Paragraph 10: “Nonrecruitment of Employees” shall not apply in Wisconsin. The “Restricted Period” for the nonrecruitment of Company employees in Paragraph 10 shall be 18 months in the following states: Alabama.

e.	Paragraph 12: The final sentence of Paragraph 12 shall not apply in the following states: Arkansas, Louisiana, and Wisconsin.

f.

Paragraph 13(c): The definition of “Competitive Services” shall mean the business or process of researching into, developing, manufacturing, distributing, selling, supplying, or otherwise dealing with (including, but not limited to, technical and product support, professional services, technical advice, and other customer services) of the kind provided by Employee to the Company during the two years immediately prior to the termination of Employee’s employment in the following states: Massachusetts.

g.	Paragraph 13(e): The definition of “Confidential Information” shall include only information that has actual value to the Company in the following States: Wisconsin.

h.

Paragraph 13(h): “Restricted Period” shall mean the entire term of Employee’s Employment with the Company and a one-year period immediately following the termination of Employee’s Employment, in the following states: Arizona; Missouri; Montana, New Mexico, Utah, and Wyoming. “Restricted Period” shall mean the entire term of Employee’s Employment with the Company and an 18-month period immediately following the termination of Employee’s Employment, in the following states: Alabama, Oregon and Washington. “Restricted Period” shall mean a two-year period immediately following the termination of Employee’s Employment, but does not include the entire term of Employee’s employment with the Company, in the following states: North Carolina.

i.	Addendums. For Illinois, Louisiana or Oregon, please see the attached Addendum.

[Signature Page Follows]

The Parties have executed this Employment and Restrictive Covenants Agreement, which is effective as of the Effective Date written above.

For Employee:	For Company

Signature: /s/ Nathaniel Steven Lucas	Signature: /s/ Colin Day

Printed Name: Nathaniel Steven Lucas	Printed Name: Colin Day

Address: **************	Address: **************

Email: **************	Title: Chief Executive Officer

Date: 02/11/20	Date: 02/20/2020

Schedule 1

(List of Employee’s Prior Inventions)

        NSL         By initialing here, I represent and warrant that I have no Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

OR

                Below is a complete and accurate list of Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

For Employee:

Signature: /s/ Nathaniel Steven Lucas

Printed Name: Nathaniel Steven Lucas

Address: **********

Email: **********

Date: 02/11/2020

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (a) a willful and material failure by you, except by reason of Disability, to perform your responsibilities or duties to the Company under this letter or those other responsibilities or duties as requested in writing from time to time by the Board, after written demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties and such failure, if susceptible of cure, has not been cured for a period of 15 days after you receive notice from the Board; (b)your engagement in illegal conduct or gross misconduct that the Company in good faith believes has or may harm the standing and reputation of the Company; (c) you being formally charged with, or your conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (d) a willful and material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics (or similar policies), or anti-harassment policy, discrimination or retaliation, or Sections 4 through 10 and 16 of the Employment and Restrictive Covenants Agreement, or any other material written agreement between you and the Company; (e) dishonesty, fraud or gross negligence in the course of discharge of your duties as an employee; or (f) excessive and unreasonable absences from your duties for any reason (other than authorized leave or any Disability).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, as a result of any mental or physical disability or incapacity for an extended period but not less than 60 business days in any consecutive six-month period. In addition, Disability shall include, without limitation, your decision in good faith to resign due to your diabetes and the long-term risks to your health that may occur by continuing in your job.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur without your written consent:

(a) a material, adverse change in your title, duties or responsibilities with the Company;

(b) a reduction in your (i) then current base salary by more than 10% or (ii) in your target bonus opportunity by more than 10%;

(c) a relocation of the Company’s corporate headquarters to a location outside a 50 mile radius of the location of the Company’s corporate headquarters as of the date hereof; and/or

(d) the material breach by the Company of any offer letter, employment agreement or any other material agreement between you and the Company;

provided, however, that in each case above, you must (i) first provide written notice to the Company of the existence of the Good Reason condition within 30 days after you knew or should have known of such event specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (ii) give the Company an opportunity to cure any of the foregoing within 30 days following your delivery to the Company of such written notice, and (iii) actually resign your employment within 30 days following the expiration of the Company’s 30-day cure period.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.

B-1